Exhibit 4.33

FIRST AMENDMENT TO
SENIOR SECURED CONVERTIBLE NOTE

This First Amendment to Senior Secured Convertible Note (this “Amendment”) dated as of February 8, 2024 (the “Effective Date”) is entered into by and between Chromocell Therapeutics Corporation, a Delaware corporation (the “Company”), and Zach Hirsch (the “Purchaser”).

RECITALS

A.          The Purchaser and the Company entered into that certain Securities Purchase Agreement dated as of September 1, 2023 (the “Original Agreement”), pursuant to which the Company agreed to sell and issue to each Purchaser, a senior secured convertible note (the “Original Note”).

B.           Pursuant to the Original Agreement, the Company issued to the Purchaser the Original Note in the principal amount of $706.62, on September 1, 2023.

C.           The Purchaser and the Company desire to amend the Original Note pursuant to and in accordance with the terms set forth herein.

D.           Capitalized terms not otherwise defined herein shall have the meanings set forth in the Original Note and Original Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the covenants and agreements herein contained, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Title. The title of the Original Note is hereby deleted in its entirety and replaced by the following:

“SENIOR SECURED PROMISSORY NOTE DUE MARCH 1, 2024”

2.            Preamble. The first paragraph of the Preamble of the Original Note is hereby deleted in its entirety and replaced by the following:

“THIS SENIOR SECURED PROMISSORY NOTE is a duly authorized and validly issued Senior Secured Promissory Note of CHROMOCELL THERAPEUTICS CORPORATION, a Delaware corporation (the “Company”), designated as its Senior Secured Promissory Note due on or after March 1, 2024 (this “Note”). This Note is one of a series of notes issued pursuant to the terms of the Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.”

3.            Payment. Notwithstanding anything in the Original Note to the contrary, in the event that the Company consummates an Initial Public Offering, the total outstanding principal amount of the Original Note and any unpaid accrued interest thereon shall be payable solely in cash upon close of the Initial Public Offering and shall not convert into shares of Common Stock of the Company.

4.            Miscellaneous.

(a)              Waivers and Amendments. Any provision of this Amendment may be amended, waived or modified only upon the written consent of the Company and the Purchaser.

(b)             Entire Agreement. This Amendment together with the Original Note constitutes the entire agreement of the Company and the Purchaser with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and Purchaser with respect to the subject matter hereof. Except as amended by this Amendment, the Original Note shall continue in full force and effect.

(c)              Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

CHROMOCELL THERAPEUTICS CORPORATION,
a Delaware corporation

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Interim CEO and Chief Financial Officer

Signature Page to First Amendment to Original Note

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

PURCHASER: Zach Hirsch

By:	/s/ Zach Hirsch
Name: Zach Hirsch
Title:

Signature Page to First Amendment to Original Note